Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into this 2nd day of November, 2018 (the “Effective Date”) by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jodie Morrison (“Executive”) (each a “Party” and collectively, the “Parties”)

BACKGROUND

WHEREAS, the Company currently employs Executive under the terms of an Employment Agreement dated May 10, 2018 (the “Employment Agreement”);

WHEREAS, the Company desires to amend certain terms upon which it engages Executive in accordance the Employment Agreement and this Amendment; and

WHEREAS, Executive is willing to serve as such in accordance with the terms and conditions of the Employment Agreement and this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.Section 1 of the Employment Agreement shall be amended by deleting the text “October 31, 2018” and inserting in its place “December 31, 2018”, such that Section 1 shall read:

1. Employment Period. Unless earlier terminated as described below, Executive’s employment as Interim CEO of the Company commenced on April 27, 2018 (the “Start Date”) and shall end on the earlier of: (a) December 31, 2018, or (b) the consummation of a Change in Control as defined herein (the “Employment Period”). Notwithstanding the above, the Employment Period also shall automatically conclude upon the termination of Executive’s employment pursuant to Section 4 below.

2.Section 3(c) of the Employment Agreement shall be amended by deleting the text “pro-rated for the period of time during the applicable fiscal year during which the Employment Period occurs.”, and adding the following text to the end of Section 3(c) “, provided that in the event of a Change in Control, the Executive’s Discretionary Bonus shall be paid within thirty (30) days from consummation of the Change in Control, if earlier than the payment date described above.  Notwithstanding the foregoing, the amount of Executive’s Discretionary Bonus for 2018 shall be guaranteed at sixty percent (60%) of her Base Salary for 2018, and such guaranteed Discretionary Bonus shall be paid by the Company to Executive on the earlier of December 31, 2018 or the consummation of a Change in Control.”, such that Section 3(c) shall read:

(c)    Discretionary Bonus. Executive shall be eligible to receive a discretionary annual bonus not to exceed sixty percent (60%) of her Base Salary (the “Discretionary Bonus”) for each fiscal year during the Employment Period. The Compensation Committee, in its sole discretion, shall determine the amount of any Discretionary Bonus for which Executive is eligible, based upon events occurring during the related fiscal year and its assessment of the Company’s and Executive’s performance in general. The Company shall pay the Discretionary Bonus simultaneously with payment of any Company-wide bonus, but no later than two and a half (2.5) months after the end of the fiscal year to which the applicable bonus relates, provided that in the event of a Change in Control, the Executive’s Discretionary Bonus shall be paid within thirty (30) days from consummation of the Change in Control, if earlier than the payment date described above.  Notwithstanding the foregoing, the amount of Executive’s Discretionary Bonus for 2018 shall be guaranteed at sixty percent (60%) of her Base Salary for 2018, and such guaranteed Discretionary Bonus shall be paid by the Company to Executive on the earlier of December 31, 2018 or the consummation of a Change in Control.
3.Section 3(f) of the Employment Agreement shall be amended by changing the text “five thousand dollars ($5,000.00)” to “six thousand dollars ($6,000.00), such that Section 3(f) shall read:

(f)    Reimbursement of Legal Fees. Company shall reimburse Executive for reasonable legal and/or advisory fees incurred in connection with Executive’s review and negotiation of this Agreement in an amount not to exceed six thousand dollars ($6,000.00).

4.Section 3 of the Employment Agreement shall be amended by adding the following Section 3(g), such that Section 3(g) shall read:

(g)    Supplemental Bonuses.

(i)    Provided that Executive remains employed by the Company through October 31, 2018, Executive shall receive a supplemental bonus equal to $150,000.00 (the “First Supplemental Bonus”), less normal withholdings, with such First Supplemental Bonus to be paid on the Company’s next regularly-scheduled payroll date following October 31, 2018.

(ii)    Provided that Executive remains employed by the Company through the earlier of December 31, 2018 or the consummation of a Change in Control as defined herein, Executive shall receive a supplemental bonus equal to $200,000.00 (the “Second Supplemental Bonus”), less normal withholdings, with such Second Supplemental Bonus to be paid within thirty (30) days following the occurrence of the earlier of the above-described events.

5.Except as expressly set forth in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect, in their entirety, in accordance with their terms.

6.This Amendment contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Amendment shall supersede any other agreement between the parties with respect to the subject matter hereof. This Amendment is personal to Executive and shall not be assignable by Executive. This Amendment shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Amendment are not part of the provisions hereof and shall have no force or effect. This Amendment may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Amendment or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Amendment. The Company may withhold from any amounts payable under this Amendment such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. A counterpart executed and delivered by PDF or facsimile shall be sufficient for the Amendment to become effective. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:    Jodie Morrison
Last address known to the Company

If to the Company:    Keryx Biopharmaceuticals, Inc.
One Marina Park Drive, Twelfth Floor
Boston, MA 02210
Attention: Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
KERYX BIOPHARMACEUTICALS, INC.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Michael W. Rogers

Print:	Michael W. Rogers

Its:	Chairman

Acknowledged and Agreed:

/s/ Jodie P. Morrison
JODIE P. MORRISON